Exhibit 23(e)(xi) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K
Exhibit DD
to the
Distributor's Contract

Federated World Investment Series, Inc.

Federated International High Income Fund
Class F Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Federated World Investment Series, Inc. and Federated Securities Corp., Federated World Investment Series, Inc. executes and delivers this Exhibit on behalf of the Class F Shares of Federated International High Income Fund, first set forth in this Exhibit.

Witness the due execution hereof this 29th day of May, 2007.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J.Christopher Donahue

Title: President

FEDERETED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President